Filed Pursuant to Rule 433

Registration Statement No. 333-239163

Pricing Term Sheet

AMDOCS LIMITED

PRICING TERM SHEET

Issuer:	Amdocs Limited

Size:	$650,000,000

Maturity:	June 15, 2030

Coupon:	2.538%

Price:	100.000% of face amount

Yield to Maturity:	2.538%

Spread to Benchmark Treasury:	1.80%

Benchmark Treasury:	0.625% due May 15, 2030

Benchmark Treasury Price and Yield:	98-29+, 0.738%

Interest Payment Dates:	June 15 and December 15, commencing on December 15, 2020

Redemption Provisions:

Make-Whole Call:	At any time at a discount rate of Treasury plus 30 basis points

Par Call:	On or after March 15, 2030

Ratings*:	Baa2 (Moody’s) / BBB (S&P)

Trade Date:	June 17, 2020

Settlement**:	T+5; June 24, 2020

CUSIP:	02342T AE9

ISIN:	US02342TAE91

Minimum denomination:	$2,000 and integral multiples of $1,000 in excess thereof

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

**

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities prior to two business days before the date of delivery will be required, by virtue of the fact that the Securities will initially settle in T+5, will need to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Securities who wish to trade the Securities prior to two business days before the date of delivery should consult their advisors.

The issuer has filed a registration statement (including a prospectus) with the Securities Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, calling Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 or emailing prospectus@morganstanley.com or calling RBC Capital Markets, LLC toll-free at 1-866-375-6829 or emailing rbcnyfixedincomeprospectus@rbccm.com.